EXHIBIT 10.1

CHANGE-IN-CONTROL

SEVERANCE AGREEMENT

THIS AGREEMENT, dated as of July 11, 2005, by and between American Power Conversion Corporation, with its principal place of business at 132 Fairgrounds Road, West Kingston, RI (the “Company”), and Richard J. Thompson (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication to the Executive’s assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is presently known to be contemplated.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

DEFINITIONS

Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

“Annual Bonus” shall mean the annual bonus, or if the Executive is paid a bonus on a quarterly basis, the sum of the four quarterly bonus payments, paid to the Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, or, if greater, the fiscal year immediately preceding such prior fiscal year; provided that such amount shall be annualized for any fiscal year consisting of less than 12 full months; and provided, further, that, if at the time of a Covered Termination it is substantially certain that a bonus at a level greater than the bonus paid to Executive for the Company’s prior fiscal year (or, if applicable, the next preceding fiscal year) will be paid or payable for the current or recently ended fiscal year, then the bonus which is substantially certain to be paid or payable shall be used for these purposes.

“Base Salary” shall mean the annual base rate of regular compensation of the Executive immediately before a Covered Termination, or if greater, the highest annual such rate at any time during the 12-month period immediately preceding the Covered Termination.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Executive’s engaging in willful and repeated gross negligence or gross misconduct, (ii) the Executive’s breaching of a material fiduciary duty to the Employer, or (iii) the Executive’s being convicted of a felony, in either case, to the demonstrable and material injury to the Employer. For purposes hereof, no act, or failure to act, on the Executive’s part, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that any act or omission was in the best interest of the Employer.

“Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(i)             the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

(ii)           any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, shares of Stock representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)          there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, none of the foregoing event(s) shall constitute a Change in Control unless such event(s) constitute a “change in the ownership or effective control” or a change “in the ownership of a substantial portion of the assets,” in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code and any regulations and other guidance in effect from time-to-time thereunder including, without limitation, Notice 2005-1.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Company” shall mean, subject to Section 4.1(a), American Power Conversion Corporation, a Massachusetts corporation.

“Covered Termination” shall mean if, within the two-year period immediately following a Change in Control, the Executive (i) is terminated by the Employer without Cause (other than on account of death or Disability), or (ii) terminates the Executive’s employment with the Employer for Good Reason. The Executive shall not be deemed to have terminated for purposes of this Agreement merely because he or she ceases to be employed by the Employer and becomes employed by a new employer involved in the Change in Control; provided that such new employer shall be bound by this Agreement as if it were the Employer hereunder with respect to the Executive. It is expressly understood that no Covered Termination shall be deemed to have occurred merely because, upon the occurrence of a Change in Control, the Executive ceases to be employed by the Employer and does not become employed by a successor to the Employer after the Change in Control if the successor makes an offer to employ the Executive on terms and conditions which, if imposed by the Employer, would not give the Executive a basis on which to terminate employment for Good Reason.

“Date of Termination” shall mean the date on which a Covered Termination occurs.

“Disability” shall mean the occurrence after a Change in Control of the incapacity of the Executive due to physical or mental illness, whereby the Executive shall have been absent from the full-time performance of the Executive’s duties with the Employer for six consecutive months or, in any one year period, for an aggregate of six months.

“Employer” shall mean the Company (if and for so long as the Executive is employed thereby) and each Subsidiary which may now or hereafter employ the Executive or, where the context so requires, the Company and such Subsidiaries collectively. A subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be part of) the Employer for purposes hereof.

“Good Reason” shall mean, without the express written consent of the Executive, the occurrence after a Change in Control of any of the following circumstances, unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)              the material reduction of the Executive’s title, or the reduction of the Executive’s authority, duties or responsibilities, or the assignment to the Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii)             a reduction in the Executive’s Base Salary as in effect immediately before the Change in Control;

(iii)            a material reduction in the Executive’s aggregate compensation opportunity, comprised only of the Executive’s (A) Base Salary, and (B) bonus opportunity (taking into account, without limitation, any target, minimum and maximum

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amounts payable and the attainability and otherwise the reasonableness of any performance hurdles, goals and other measures), if any;

(iv)           the Company’s requiring the Executive to be based at any office or location more than 25 miles from that location at which the Executive performed Executive’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Executive’s responsibilities;

(v)            the failure of the Company to obtain a reasonable agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4.1(a);

(vi)            the failure of the Company to pay the Executive any amounts due hereunder; or

(vii)	any other material breach by the Company of this Agreement.

“Notice of Termination” shall mean a notice given by the Employer or Executive, as applicable, which shall indicate the date of termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Executive or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) which includes the Executive).

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Stock” shall mean the common stock, $.01 par value, of the Company.

“Subsidiary” shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

Section 2

BENEFITS

2.1	If a Change in Control occurs, then:

(a)           subject to Section 2.2, (i) any and all outstanding unvested stock options and stock appreciation rights held by the Executive shall thereupon automatically vest and become immediately exercisable in accordance with their terms, and (ii) notwithstanding

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anything to the contrary contained in clause (i), upon a termination of employment (regardless of the party initiating the termination, for any reason or no reason), all stock options and stock appreciation rights held by the Executive shall be exercisable for the lesser of (A) the remainder of the generally applicable term of the stock options or stock appreciation rights, which is measured from the date of grant thereof, and (B) three years from the date of such termination; provided that nothing in this Section 2.1(a) shall reduce or otherwise adversely affect the rights under such stock options and stock appreciation rights that the Executive would have without regard to this Section 2.1(a); and

(b)        any and all restricted stock and restricted stock rights then held by the Executive shall thereupon fully vest and become immediately transferable free of restrictions, other than restrictions imposed by applicable law.

2.2        Notwithstanding Section 2.1, the following additional provisions shall apply in the case of an option which is an “incentive stock option” as defined in Section 422(b) of the Code (and not previously converted to a non-qualified stock option):

(a)        unless otherwise provided by the Company, Section 2.1(a)(i) shall not apply if and to the extent that the acceleration set forth therein would violate the annual exercisability limitation contained in Section 422(d) of the Code, and, in such case, the Company (or the Board or any committee thereof) shall have the right with (and only with) the consent of the Executive, to accelerate the date on which any installment of any option becomes exercisable; and

(b)        Section 2.1(a)(ii) shall not apply to the extent that the applicability of Section 2.1(a)(ii) would cause the stock option not to be an incentive stock option under Section 422(b) of the Code.

2.3        If a Covered Termination occurs, then the Executive shall be entitled hereunder to the following:

(a)        the Company shall pay to the Executive an amount equal to two times the sum of (i) the Executive’s Base Salary and (ii) the Executive’s Annual Bonus;

(b)        for a period of two years after such termination, the Employer shall arrange to make available to the Executive medical, dental, vision, group life and disability benefits that are at least at a level (and cost to the Executive) that is substantially similar in the aggregate to the level of such benefits which was available to the Executive immediately prior to the Change in Control; provided that (i) the Employer shall be required to provide group life and disability benefits only to the extent it is able to do so on reasonable terms and at a reasonable cost, (ii) the Employer shall not be required to provide benefits under this Section 2.3(b) upon and after the Change in Control which are in excess of those provided to a significant number of Executives of similar status who are employed by the Employer from time to time upon and after the Change in Control, and (iii) no type of benefit otherwise to be made available to the Executive pursuant to this Section 2.3(b) shall be required to be made available to the extent that such type of benefit is made available to the Executive by any subsequent employer of the Executive;

(c)        in addition to the benefits to which the Executive is entitled under any tax-qualified defined benefit retirement plan (the “Retirement Plan”) and defined benefit

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supplemental Executive retirement plan of the Company (the “SERP”), including any successor plans thereto, the Employer shall pay to the Executive in cash:

(i)             the present value of the retirement benefits (or, if available, the lump-sum retirement benefits) which would have accrued under the terms of the Retirement Plan and the SERP (without regard to any amendment to the Retirement Plan or the SERP made subsequent to a Change in Control and prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive was 36 months older than their actual age at the Date of Termination and had accumulated (after the Date of Termination) 36 additional months of service credit for vesting, benefit accrual and eligibility purposes thereunder at their highest annual rate of compensation during the 12 months immediately preceding the Date of Termination (or, if higher, as in effect at the time of the Change in Control) and as if any benefit indexing factors continued at the rate applicable at the Date of Termination, minus

(ii)           the present value of the vested retirement benefits (or, if available, the lump-sum retirement benefits) which had then accrued pursuant to the provisions of the Retirement Plan and the SERP; provided, however, that any payment otherwise provided for under this Section 2.3(c) shall be reduced by the present value of any retirement (including early retirement) incentives offered for a limited time to, and accepted by, the Executive (whether or not under a tax-qualified plan).

(d)        the Employer shall provide the Executive with out placement service through a bona fide outplacement organization acceptable to the Executive that, at a minimum, agrees to supply the Executive with outplacement counseling, a private office and administrative support including telephone service until the earlier of one year from the Date of Termination or until such time that Executive secures suitable employment;

(e)        the Company shall pay for the Executive to receive financial planning services for which the Company pays not more than $5,000; and

(f)         the Company shall provide the Executive with a payment for any accrued but unused vacation.

2.4        (a)       The payments provided for in Section 2.3 shall (except as otherwise expressly provided therein or as provided in Section 2.4(b) or as otherwise expressly provided hereunder) be made as soon as practicable, but in no event later than 30 days, following the Date of Termination. Notwithstanding any other provision of this Agreement, if the Executive is a “key employee” as defined in Section 416(i) of the Code without regard to paragraph 5 thereof, no payment under this Agreement with respect to separation from service shall be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the Executive).

(b)        Notwithstanding any other provision of this Agreement to the contrary, no payment or benefit otherwise provided for under or by virtue of the foregoing provisions of this Agreement shall be paid or otherwise made available unless and until the Employer shall have

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first received from the Executive (no later than 60 days after the Employer has provided to the Executive estimates relating to the payments to be made under this Agreement) a valid, binding and irrevocable general release, in form and substance reasonably acceptable to the Employer; provided that the Employer shall be permitted to defer any payment or benefit otherwise provided for in this Agreement to the fifth day after the later of its receipt of such release and the time at which the release has become valid, binding and irrevocable.

2.5        Notwithstanding any other provision of this Agreement to the contrary, to the extent permitted by the Worker Adjustment and Retraining Notification Act (“WARN”), any benefit payable hereunder to the Executive as a consequence of the Executive’s Covered Termination shall be reduced by any amounts required to be paid under Section 2104 of WARN to the Executive in connection with such Covered Termination.

Section 3

PARACHUTE TAX PROVISIONS

3.1        If all, or any portion, of the payments and benefits provided under this Agreement, if any, either alone or together with other payments and benefits which the Executive receives or is entitled to receive from the Company or its affiliates, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement or otherwise, the Executive shall be paid an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to place the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this Section 3.1)) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”). Any Parachute Gross-up otherwise required by this Section 3.1 shall be made not later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Section 4999 excise tax, even if the payment of the excise tax is not required under the Code until a later time.

3.2        Except as may otherwise be agreed to by the Company and the Executive, the amount or amounts (if any) payable under this Section 3 shall be determined, at the sole cost of the Company, by the Company’s independent auditors (who served in such capacity immediately prior to the Change in Control), whose determination or determinations shall be final and binding on all parties. The Executive hereby agrees to utilize such determination or determinations, as applicable, in filing all of the Executive’s tax returns with respect to the excise tax imposed by Section 4999 of the Code. If such independent auditors refuse to make the required determinations, then such determinations shall be made by a comparable independent accounting firm of national reputation reasonably selected by the Company. Notwithstanding any other provision of this Agreement to the contrary, as a condition to receiving any Parachute Gross-up payment, the Executive hereby agrees to be bound by and comply with the provisions of this Section 3.2.

Section 4

MISCELLANEOUS

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4.1        (a)       The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform under the terms of this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Executive prior to the effectiveness of any such succession shall be a breach of the terms of this Agreement with respect to the Executive and shall entitle the Executive to compensation from the Employer (as constituted prior to such succession) in the same amount and on the same terms as the Executive would be entitled to hereunder were the Executive’s employment terminated for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform this Agreement. Nothing in this Section 4.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

(b)        Notwithstanding Section 4.1(a), the Company shall remain liable to the Executive upon a Covered Termination after a Change in Control if (i) the Executive is not offered continuing employment by a successor to the Employer or (ii) the Executive declines such an offer and the Executive’s resulting termination of employment otherwise constitutes a Covered Termination hereunder.

(c)        This Agreement, and the Executive’s and the Company’s rights and obligations hereunder, may not be assigned by the Executive or, except as provided in Section 4.1(a), the Company, respectively; any purported assignment by the Executive or the Company in violation hereof shall be null and void.

(d)        The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, permitted successors, heirs, distributees, devisees and legatees of the Executive. If the Executive shall die while an amount would still be payable to the Executive hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, the Executive’s estate.

4.2        Except as expressly provided in Section 2.3, the Executive shall not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Executive does mitigate.

4.3        The Employer shall pay all legal fees and expenses incurred in a legal proceeding by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement. Such payments are to be made within five days after the Executive’s request for payment accompanied with such evidence of fees and expenses incurred as the Employer

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reasonably may require; provided that if the Executive institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Executive has failed to prevail substantially, the Executive shall pay Executive’s own costs and expenses (and, if applicable, return any amounts theretofore paid on the Executive’s behalf under this Section 4.3).

4.4        The Executive may file a claim for benefits under this Agreement by written communication to the Board. A claim is not considered filed until such communication is actually received by the Board. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances shall be provided within the initial 90-day period) after the filing of the claim, the Board shall:

(i)             approve the claim and take appropriate steps for satisfaction of the claim; or

(ii)           if the claim is wholly or partially denied, advise the Executive of such denial by furnishing to him or her a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of this Agreement on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Board, a reference to such rule, a copy of which shall be provided to the Executive; (C) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 4.4.

4.5        For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to the Executive, addressed to the Executive at his or her respective address on file with the Company; if to the Company, addressed to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, RI 02892, and directed to the attention of its General Counsel; if to the Board, addressed to the Board of Directors, c/o 132 Fairgrounds Road, West Kingston, RI 02892, and directed to the Company’s General Counsel; or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

4.6        Unless otherwise determined by the Employer in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its employees unless the Employer shall determine otherwise.

4.7        This Agreement is the exclusive arrangement with the Executive applicable to payments and benefits in connection with a change in control of the Company (whether or not a Change in Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to changes in control (whether or not Changes in Control). This Agreement shall not limit any right of the Executive to receive any payments or benefits under an employee benefit or Executive compensation plan of the Employer, initially

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adopted as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a change in control (including, but not limited to, the acceleration of any rights or benefits thereunder); provided that in no event shall the Executive be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under any severance or similar plan or policy of the Employer, and in any such case the Executive shall only be entitled to receive the greater of the two payments.

4.8        Any payments hereunder shall be made out of the general assets of the Employer. The Executive shall have the status of general unsecured creditor of the Employer, and this Agreement constitutes a mere promise by the Employer to make payments under this Agreement in the future as and to the extent provided herein.

4.9        Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Employer or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Employer to terminate the Executive’s employment at any time.

4.10      The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

4.11      Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Employer and the Executive shall be submitted to arbitration in Providence, Rhode Island, in accordance with Massachusetts law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Employer and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

4.12      (a)       This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(b)        Notwithstanding Section 4.12(a), the Board, or any committee thereof, on written notice to the Executive, may unilaterally terminate all or part of this Agreement as to any particular business combination, without liability to the Executive hereunder, in the event that the Company is advised in writing by its independent accounting firm that certain terms of this Agreement make “pooling of interests” accounting treatment for such business combination unavailable to the Company (thereby rendering all or part of this Agreement of no force or effect only with respect to such combination). Any such notice to the Executive must be accompanied by a copy of the independent accounting firm’s written advice.

4.13     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

4.14      The use of captions in this Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

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4.15      In consideration of, among other things, the Company’s entering into this Agreement, the Executive has concurrently herewith executed an Agreement Relating to Non-Competition, a copy of which is attached hereto as Schedule 1.

4.16      THIS AGREEMENT SHALL BE CONSTRUED, ADMINISTERED AND ENFORCED ACCORDING TO THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

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IN WITNESS WHEREOF, the parties hereto have signed their names, effective as of the date first above written.

AMERICAN POWER CONVERSION CORPORATION

By: /s/ Andrew Cole

Name: Andrew Cole

Title: VP of Human Resources and

Organizational Development

/s/ Richard J. Thompson

Richard J. Thompson

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Schedule 1

AGREEMENT RELATING TO NON-COMPETITION

I, Richard J. Thompson, in consideration of having been offered by American Power Conversion Corporation a Change-in-Control Severance Agreement, dated as of the date hereof (a “Severance Agreement”), hereby agree as follows:

1.	Non-competition.

1.1        I acknowledge that (i) the principal business of American Power Conversion Corporation and its subsidiaries (“Company”) is the development, manufacture, production, marketing, licensing and selling of power protection equipment, including uninterruptible power supplies, surge suppressors and related software, and the related manageability, availability and performance of sensitive networking, electronic, communication and industrial systems and equipment (such business, and any and all other businesses that after the date hereof, become material with respect to the Company’s then-overall business, herein collectively referred to as the "Business"); (ii) Company is one of a limited number of persons who have developed or are in the process of developing the Business; (iii) the Business is international in scope; (iv) my relationship with Company has given and will continue to give me access to the confidential, proprietary and trade secret information of Company or access to the Company’s customers or perspective customers; and (v) the agreements and covenants I have made in this Agreement are essential to the business and goodwill of Company, and are required by Company in connection with my acceptance of a Severance Agreement.

1.2        I covenant and agree that during the period commencing on the date hereof and ending one year following the date of termination of my employment with Company, for any reason or no reason, I shall not directly or indirectly, (i) develop, manufacture, produce, market, license, sell or aid in the development, manufacturing, production, marketing, licensing or sale of any product which competes, or is planned to compete, with any products (including products under development as of the date of my termination) of the Company in connection with the Business; (ii) otherwise engage in the Business for my own account; (iii) render any services to any person, corporation, partnership or other entity (hereinafter referred to as a “person”) other than Company engaged in the Business; or (iv) become interested in any such person (other than Company) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, I may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if I (y) am not a controlling person of, or a member of a group which controls such person; and (z) do not, directly or indirectly own 2% or more of any class of securities of such person.

2.          Equitable Relief. I acknowledge and agree that monetary damages would not be a sufficient remedy for a breach of the obligations described herein and that, in addition to all other rights and remedies which may be available to Company, Company shall be entitled to equitable relief (without the need to prove damages or to post a bond), including injunction and specific performance, for any breach by me of the obligations described herein.

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3.          Assignment. The obligations described herein are personal to me and may not be assigned by me to any other party; any unauthorized assignment or other transfer shall be null and void. This Agreement shall inure to the benefit of the Company’s successors and assigns.

4.          Confirmation. I hereby confirm to Company that I have the right to enter into this Agreement and to perform my obligations hereunder, and that there are no restrictions or obligations to any third parties, which would in any way detract from or affect my performance hereunder.

5.          Termination of Employment. Nothing herein is considered to constitute a right to continued employment. Subject to the provisions of the Severance Agreement, my employment is terminable at will at any time by Company for any reason whatsoever. Termination of my employment for any reason will not release me from any obligations hereunder, and this Agreement shall survive any such termination in accordance with its terms.

6.          Severability. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the restrictive covenants contained herein, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.          Modification and Waiver. This Agreement may not be modified without the prior written consent of American Power Conversion Corporation. No failure or delay by Company in exercising any right with respect to this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right shall preclude any other or further exercise thereof or the exercise of any right hereunder.

8.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

IN WITNESS WHEREOF, this Agreement Relating to Noncompetition has been executed as of this 11th day of July, 2005.

AMERICAN POWER CONVERSION CORPORATION

By: /s/ Andrew Cole
Name: Andrew Cole
Title: VP of Human Resources and

Organizational Development

/s/ Richard J. Thompson
Richard J. Thompson

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